UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2016

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PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

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California

(State or Other Jurisdiction of Incorporation)

1-10709	95-4300881
(Commission File Number)	(I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California	91201-2349
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2016, the Board of Directors (the “Board”) of PS Business Parks, Inc. approved the appointment of the company’s President, Maria R. Hawthorne, age 56, to Chief Executive Officer and elected her as a Director, effective July 1, 2016.  Ms. Hawthorne will continue to serve as President.  Ms. Hawthorne has been with PS Business Parks for over 30 years.  In her tenure, Ms. Hawthorne served in numerous operational and executive roles, including Executive Vice President and Chief Administrative Officer from July 2013 until August 2015, when she was promoted to President.

In her new position, Ms. Hawthorne will be entitled to a base salary of $450,000 and a target bonus equal to 100% of her base salary.  In connection with her appointment as Chief Executive Officer she will also receive a stock option grant of 25,000 shares of the company’s common stock and a grant of 10,000 restricted stock units, each subject to vesting over five years.

Ms. Hawthorne will replace Joseph D. Russell, Jr., PS Business Parks’ current Chief Executive Officer.  Mr. Russell has been appointed by the Board of Trustees of Public Storage to serve as President of Public Storage, effective July 1, 2016.  Mr. Russell will continue to serve as a member of the Board of Directors of PS Business Parks.  In connection with his resignation as the Chief Executive Officer of PS Business Parks, the Compensation Committee of the Board provided that Mr. Russell will be entitled to any awards earned under the PS Business Parks 2014-2017 long term equity incentive program (the “LTEIP”) with respect to 2016 performance and 75% of any awards earned under the LTEIP with respect to the 2014-2017 period.    Mr. Russell will also be entitled to up to 50% of his 2016 target cash bonus, subject to achievement of 2016 performance targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: June 17, 2016

By:	/s/ Edward A. Stokx
Edward A. Stokx
Chief Financial Officer